UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 16, 2010

Commission file number 1-10948

OFFICE DEPOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-2663954
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6600 North Military Trail, Boca Raton, Florida 33496

(Address of principal executive offices) (Zip Code)

(561) 438-4800

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2010, Office Depot, Inc. (the “Company”) entered into a new Change in Control Agreement (“CIC Agreement”) with Charles E. Brown and Steven M. Schmidt, and on December 17, 2010, the Company entered into a CIC Agreement with Michael D. Newman (each, an “Executive”). The CIC Agreement provides for enhanced payments and benefits in the event of a Change in Control (defined below) to diminish the potential distraction due to personal uncertainties and risks that inevitably arise when a change of control is threatened or pending. The new CIC Agreement replaces any previous change in control agreements between the Company and the Executives. The key terms and definitions of the CIC Agreement are summarized below.

Change in Control

Under the CIC Agreement, a “Change in Control” will occur:

•

If any person or group becomes the beneficial owner of 30% or more of the combined voting power of the outstanding securities of the Company (“CIC Percentage”) without the approval of the Company’s Board of Directors (the “Board”); or

•	If any person is or becomes the “beneficial owner” of greater than 50% of the combined voting power of the outstanding securities of the Company; or

•

If during any period of two consecutive years, individuals whose election by the Board was approved by at least two-thirds of the directors then still in office cease for any reason to constitute a majority of the Board; or

•	Upon consummation of a merger or consolidation of the Company with any other corporation (subject to certain exceptions); or

•	Upon a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale to an exempt person; or

•	Upon approval by shareholders of a plan of complete liquidation or dissolution of the Company.

The CIC Agreement also clarifies that any sale or transfer of equity interests in the Company by BC Partners Ltd. (“BC Partners”) or their affiliates (other than a sale occurring together with one or more other shareholders acting as a group) will not constitute a Change in Control; and any acquisition or continued holding of equity interests in the Company by BC Partners or their affiliates will be disregarded in determining the 30% ownership requirement described above.

Continued Employment After Change in Control

An Executive’s employment after a Change in Control will be subject to the terms of the CIC Agreement for a term of one year following the Change in Control unless the term of the CIC Agreement is extended by mutual agreement between the Company and the Executive (the “Employment Period”). Under the CIC Agreement, after a Change in Control, the Executive will continue to be employed by the Company at an annual base salary, including any applicable car allowance, at least equal to twelve times the highest monthly base salary and car allowance paid or payable (including any base salary which has been earned but deferred) to the Executive during the twelve-month period immediately preceding the month in which the effective date under the CIC Agreement occurs (“Annual Base Salary”). In addition, the Executive will receive an annual cash bonus at least equal to the Executive’s highest bonus under the Company’s annual bonus plans for the last three full fiscal years prior to the Change in Control (the “Annual Bonus”). The Executive also will be entitled to participate in incentive, savings and retirement plans, will be eligible to participate in welfare benefits plans and will receive certain other fringe benefits. To the extent the Executive would otherwise be entitled to receive a retention bonus or similar payment (“Retention Payment”) under another agreement with the Company, such Retention Payment will be payable to the Executive under the terms of such other agreement in addition to any benefits payable to Executive pursuant to the CIC Agreement.

Termination of Employment After Change in Control

In the event the Executive terminates during the Employment Period after a Change in Control, the Executive will receive the following:

Involuntary Termination Without Cause or Voluntary Termination for Good Reason (as defined in the CIC Agreement)

If the Executive’s employment is terminated under these circumstances, the Executive will receive:

•	Any unpaid Annual Base Salary plus accrued vacation pay through the termination date;

•

A pro rata portion of the Executive’s bonus equal to the Executive’s target bonus (annualized for any fiscal year consisting of less than twelve full months or during which the Executive was employed for less than twelve full months) (the “Target Annual Bonus”);

•	Two times sum of the Executive’s Annual Base Salary plus Target Annual Bonus;

•	A payment equal to 18 times the Company’s COBRA premium; and

•	24 months of Executive outplacement services.

Death or Disability

If the Executive’s employment terminates as a result of death or disability, the Executive will receive:

•	Any unpaid Annual Base Salary plus accrued vacation pay through the termination date; and

•	A pro rata portion of the Executive’s Target Annual Bonus.

Termination for Cause or Resignation without Good Reason

If the Executive’s employment is terminated under these circumstances, the Executive will receive any unpaid Annual Base Salary plus accrued vacation pay through the termination date.

The foregoing description of the terms of the CIC Agreement is qualified in its entirety by reference to the text of the Form CIC Agreement which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

Exhibit 10.1	Form of Change in Control Agreement between Office Depot, Inc. and [Executive].

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized

OFFICE DEPOT , INC.
Date: December 21, 2010
	By:	/s/ Elisa D. Garcia C.
Elisa D. Garcia C.
Executive Vice President, General Counsel & Corporate Secretary